Exhibit 10.26.1

First Amendment to Lease Agreement

Lease Renewal

This First Amendment to Lease Agreement (the “Amendment”) is made and entered into to be effective as of July 1, 2007 (the “Effective Date”), by and between SUNNYVALE BUSINESS PARK I, LLC, a Delaware limited liability company, and SUNNYVALE BUSINESS PARK SUB, LLC, a Delaware limited liability company (collectively, “Landlord”), and SYNPLICITY, INC., a California corporation (“Tenant”), with reference to the following facts:

Recitals

A. Sunnyvale Business Park, a California limited partnership (the “Original Landlord”), and Tenant have entered into that certain Lease Agreement dated as of July 9, 2002 (the “Lease”), for the leasing of certain premises consisting of approximately 66,212 rentable square feet located at 600 West California Avenue, Sunnyvale, California (the “Premises”) as such Premises are more fully described in the Lease.

B. In June 2005, Original Landlord transferred its right, title and interest to Sunnyvale Park II, LLC, Sunnyvale Park III, LLC and Sunnyvale Park IV, LLC, as tenants in common (collectively, “Interim Landlord”) and Interim Landlord assumed the obligations of Original Landlord under the Lease to the extent such obligations first arose on and after June 30, 2005. In December 2005, Interim Landlord transferred all of their rights, title and interests in and to the Lease to Landlord and Landlord assumed the obligations of Interim Landlord under the Lease to the extent such obligations first arose and accrued on or after December 12, 2005.

C. Landlord and Tenant now wish to amend the Lease to provide for, among other things, the extension of the Term of the Lease, upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2. Term: The Term of the Lease, which is currently scheduled to expire on August 31, 2007, is hereby extended from September 1, 2007 (the “Extension Commencement Date”) to June 30, 2013 (the “Revised Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The 70-month period from and after the Extension Commencement Date through the Revised Expiration Date shall hereinafter be referred to as the “Extended Term”.

3. Condition of Premises: Tenant acknowledges and agrees that its possession of the Premises after July 1, 2007 is a continuation of Tenant’s possession of the Premises under the Lease. Tenant is familiar with the condition of the Premises, and agrees to accept the Premises in their existing condition and state of repair, “AS IS”, without any obligation of Landlord to remodel, improve or alter the Premises, to perform any other construction or work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance except as provided in Exhibit A attached to this Amendment. Notwithstanding the foregoing, Landlord shall remain obligated to maintain, repair and replace portions of the Premises, to the extent provided in the Lease. The Tenant Improvements (defined in Exhibit A) shall be installed in accordance with the terms, conditions, criteria and provisions set forth in Exhibit A attached to this Amendment, and not pursuant to Exhibit B attached to the Lease. Any Tenant Improvements to be constructed hereunder shall be in compliance with the requirements of the Americans with Disabilities Act, a federal law codified at 42 U.S.C. 12101 et seq., including, but not limited to Title III thereof, all regulations and guidelines related thereto and all requirements of Title 24 of the State of California, and all costs incurred for purposes of compliance therewith shall be a part of and included in the costs of the Tenant Improvements. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the Premises, Building, or Park or have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein.

4. Base Rent: The Basic Lease Information and Section 3 of the Lease are hereby modified to provide that, as of the Effective Date, the monthly Base Rent payable by Tenant to Landlord, in accordance with the provisions of Section 3 of the Lease shall be as follows:

Period	Monthly Base Rent
7/1/07-6/30/08	$102,628.60
7/1/08-6/30/09	$105,939.20
7/1/09-6/30/10	$109,249.80
7/1/10-6/30/11	$112,560.40
7/1/11-6/30/12	$115,871.00
7/1/12-6/30/13	$119,181.60

5. Option to Extend: As of the Effective Date, the Lease shall be amended by inserting and incorporating therein Addendum 1 attached hereto.

6. Expansion Space: As of the Effective Date, the Lease shall be amended by inserting and incorporating therein Addendum 2 attached hereto.

7. Security Deposit: As of the Effective Date, Section 4 of the Lease is hereby amended by adding the following at the end of such Section:

“Tenant hereby waives (i) California Civil Code Section 1950.7 (or any successor law) and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding anything to the contrary contained herein, the Security Deposit may be retained and applied by Landlord (a) to offset Rent which is unpaid beyond applicable notice and cure periods either before or after termination of this Lease, and (b) against other damages suffered by Landlord as a result of a default of any term, covenant or condition of this Lease by Tenant beyond applicable notice and cure periods before or after termination of this Lease.”

8. Operating Expenses: As of the Effective Date, Section 6.1.11 of the Lease is hereby amended by adding the following at the end of such Section:

“; and (h) costs incurred by Landlord to separately meter and divide utilities between the Premises and other tenants’ premises within the Building.”

9. Wi-Fi Network: As of the Effective Date, Article 10 of the Lease is hereby amended by adding the following subsection:

“10.1.1 Wi-Fi Network. Without limiting the generality of the foregoing, in the event Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network“) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 10.1.1 (in addition to the other provisions of this Article 10). In the event Landlord consents to Tenant’s installation of such Wi-Fi Network, Tenant shall, in accordance with Section 10.2 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Park or with any other tenant’s communication equipment, and not to damage the Building or Park or interfere with the normal operation of the Building or Park and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, expenses and liabilities (including attorneys’ fees) arising out of Tenant’s failure to comply with the provisions of this Section 10.1.1, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) business days following such occurrence to correct such interference. If such interference continues after such three (3) business day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Building systems or infrastructure which are required by reason of the installation or operation of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and to confirm Tenant’s compliance with the terms of this Section 10.1.1, Landlord shall retain such professionals at commercially reasonable rates, and Tenant shall reimburse Landlord within twenty (20) days following submission to Tenant of an invoice from Landlord, which costs shall not exceed $1,000 per year (except in the event of a default by Tenant hereunder). This reimbursement obligation is independent of any rights or remedies Landlord may have in the event of a breach of default by Tenant under this Lease.”

10. Surrender of Premises: As of the Effective Date, Section 10.2 of the Lease is hereby amended by adding the following at the end of such Section:

“Notwithstanding anything to the contrary contained herein, Landlord shall, after the expiration or earlier termination of the Lease, remove all the electronic, fiber, phone and data cabling and related equipment that has been installed in or around the Premises (collectively, the “Cabling”). Landlord and Tenant hereby acknowledge and agree that parties shall share equally in the cost of removing all such Cabling. Tenant hereby authorizes Landlord to deduct Tenant’s portion of such Cabling removal costs from the Security Deposit following the expiration or earlier termination of the Lease. As of the date hereof, Landlord estimates that the total cost to remove the Cabling is approximately Ten Thousand Dollars ($10,000).”

11. Right of Entry: As of the Effective Date, the second full sentence of Section 18 of the Lease is hereby amended by adding the following at the end of such sentence:

“; provided, however, Landlord shall not provide any of Landlord’s contractors with keys to the Premises, except in the event of an emergency, and all of Landlord’s contractors must sign at Tenant’s front desk before accessing the Premises.”

12. Furniture: As of the Effective Date, Section 41 of the Lease is hereby deleted in its entirety and, inserted in lieu thereof is the following:

“Landlord and Tenant acknowledge and agree that during the Term of this Lease, Landlord shall lease to Tenant, at no additional cost or expense, certain furniture systems listed in Exhibit J attached hereto and made a part hereof (“Furniture”). Such leasing of the Furniture to Tenant is on an “AS-IS, WITH ALL FAULTS” basis and subject to all of the terms of this Lease (including, without limitation, Article 10, of this Lease), without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose. At any time prior to the expiration or earlier termination of this Lease, Tenant shall have the right to purchase all (but not less than all) of the Furniture for One Dollar ($1). In the event that Tenant elects to purchase the Furniture, (a) Tenant shall notify Landlord and the parties shall execute a commercially reasonable bill of sale to effectuate such purchase (b) the Furniture shall be sold to Tenant on an “AS-IS, WITH ALL FAULTS” basis and without recourse, representation or warranty of any kind or nature, express or implied, including without limitation, habitability, merchantability or fitness for a particular purpose, and (c) the Furniture shall promptly be removed from the Premises by Tenant upon the expiration or earlier termination of the Lease in accordance with the terms of Article 10 of the Lease. In the event that Tenant does not elect to purchase the Furniture, then, upon the expiration or earlier termination of the Lease, the Furniture shall be returned and surrendered to Landlord in the same condition received, reasonable wear and tear and damage by Landlord or by casualty, excepted. Landlord shall have no obligation to repair, maintain or insure any of the Furniture. Tenant shall not have the right or ability to (i) remove or materially modify the Furniture (unless the Furniture has already been purchased from Landlord pursuant to the terms hereof) or (ii) assign or sublet any of the Furniture except in conjunction with this Lease and the Premises (unless the Furniture has already been purchased from Landlord pursuant to the terms hereof). Tenant shall pay any taxes and assessments attributable to the Furniture.”

13. OFAC Compliance: As of the Effective Date, the following provision shall be added to the Lease as Article 42 and made a part thereof:

“42. OFAC Compliance

(a) Tenant represents and warrants that (i) Tenant and each person or entity owning an interest in Tenant is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (2) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant covenants and agrees (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (iii) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.”

14. HVAC Warranty: Landlord and Tenant acknowledge and agree that, pursuant to that certain report prepared by Paragon Mechanical, Inc., dated January 18, 2007 (the “HVAC Report”), certain repair work to the HVAC equipment serving the Premises is necessary. Landlord agrees to complete at its sole cost and expense and without charging any of such repair costs to Tenant as an element of Operating Costs (or in any other manner), all of the work identified in the HVAC Report and any HVAC repair work that is related thereto. Landlord hereby represents and warrants to Tenant that, commencing on July 1, 2007 and continuing until October 31, 2007 (the “Review Period”), the HVAC equipment serving the Premises will be in good working order and condition. In the event that Tenant notifies Landlord during the Review Period, in writing, that the HVAC equipment serving the Premises is not in good working condition, Landlord shall use commercially reasonable efforts to cause such HVAC equipment to be promptly repaired, at Landlord’s sole cost and expense, unless any deficiencies to such systems are caused by the acts or omissions of Tenant or any of Tenant’s Representatives. If Tenant fails to timely deliver written notice to Landlord within the Review Period that the HVAC equipment is not in good working condition, Landlord shall have no obligation to perform any repair or replacement work to such HVAC equipment thereafter, except as otherwise expressly provided in the Lease.

15. Brokers: Tenant represents and warrants that it has had no dealings with any real estate broker, agent or finder in connection with this Amendment except for Donette Clarens and Christine Sahadi-Slonek of Cornish & Carey Commercial to whom Landlord shall pay a brokerage commission equal to four percent (4%) of the total rental for the Extended Term. If Tenant has dealt with any other person, real estate broker or agent with respect to this Amendment, Tenant shall be solely responsible for the payment of any fee due to said person or firm, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, damages with respect thereto, including attorneys’ fees and costs.

16. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.

17. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meaning set forth in the Lease.

18. Authority: Landlord and Tenant represent and warrant that (1) with respect to each person executing this Amendment on the respective parties’ behalf, such person is duly and validly authorized to do so on behalf of the entity it purports to so bind, and (2) if such party is a partnership, limited liability company, corporation or trustee, that such partnership, corporation or trustee has full right and authority to enter into this Lease and perform all of its obligations hereunder. Tenant hereby warrants that this Amendment is valid and binding upon Tenant and enforceable against Tenant in accordance with its terms.

19. Incorporation. The terms and provisions of the Lease are hereby incorporated in this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Landlord:

SUNNYVALE BUSINESS PARK I, LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company,
its authorized signatory

	By:	/s/ John H. Root	Dated:
	Name:	John H. Root
	Its:	Investment Director Asset Management

SUNNYVALE BUSINESS PARK SUB, LLC,

a Delaware limited liability company

By:	PRINCIPAL REAL ESTATE INVESTORS, LLC,
a Delaware limited liability company,
its authorized signatory

	By:	/s/ John H. Root	Dated:
	Name:	John H. Root
	Its:	Investment Director Asset Management

///signatures continue on next page///

///continued from previous page///

Tenant:

SYNPLICITY, INC.,

a California corporation

By:	/s/ Gary Meyers	Dated:
Name:	Gary Meyers
Its:	President and CEO

By:	/s/ John Hanlon	Dated:
Name:	John Hanlon
Its:	Sr. VP and CFO

Exhibit A to First Amendment to Lease Agreement

Tenant Improvements

This exhibit, entitled “Tenant Improvements”, is and shall constitute Exhibit A to that certain First Amendment to Lease Agreement dated July 1, 2007 (the “Amendment”), by and between SUNNYVALE BUSINESS PARK I, LLC, a Delaware limited liability company, and SUNNYVALE BUSINESS PARK SUB, LLC, a Delaware limited liability company ( collectively, “Landlord”), and SYNPLICITY, INC., a California corporation (“Tenant”), for the leasing of certain premises located at 600 West California Avenue, Sunnyvale, California (the “Premises”). The terms, conditions and provisions of this Exhibit A are hereby incorporated into and are made a part of the Lease. Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease and the Amendment:

1. Tenant To Construct Tenant Improvements. Subject to the provisions below, Tenant shall be solely responsible for the planning, construction and completion of the interior tenant improvements (“Tenant Improvements”) to the Premises in accordance with the terms and conditions of this Exhibit A. The Tenant Improvements shall not include any of Tenant’s personal property, telephone and/or data equipment, trade fixtures, furnishings, equipment or similar items.

2. Tenant Improvement Plans.

A. Preliminary Plans and Specifications. Prior to the construction of the Tenant Improvements, Tenant shall retain a licensed and insured architect (“Architect”) to prepare preliminary working architectural and engineering plans and specifications (“Preliminary Plans and Specifications”) for the Tenant Improvements. Tenant shall deliver the Preliminary Plans and Specifications to Landlord. The Preliminary Plans and Specifications shall be in sufficient detail to show locations, types and requirements for all heat loads, people loads, floor loads, power and plumbing, regular and special HVAC needs, telephone communications, telephone and electrical outlets, lighting, lighting fixtures and related power, and electrical and telephone switches. Landlord shall reasonably approve or disapprove the Preliminary Plans and Specifications within five (5) days after Landlord receives the Preliminary Plans and Specifications and, if disapproved, Landlord shall return the Preliminary Plans and Specifications to Tenant, who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves the Preliminary Plans and Specifications. The approved Preliminary Plans and Specifications, as modified, shall be deemed the “Final Preliminary Plans and Specifications”.

B. Final Plans and Specifications. After the Final Preliminary Plans and Specifications are approved by Landlord and are deemed to be the Final Preliminary Plans and Specifications, Tenant shall cause the Architect to prepare in twenty (20) days following Landlord’s approval of the Final Preliminary Plans and Specifications the final working architectural and engineering plans, specifications and drawings, (“Final Plans and Specifications”) for the Tenant Improvements. Tenant shall then deliver the Final Plans and Specifications to Landlord. Landlord shall reasonably approve or disapprove the Final Plans and Specifications within five (5) days after Landlord receives the Final Plans and Specifications and, if disapproved, Landlord shall return the Final Plans and Specifications to Tenant who shall make all necessary revisions within ten (10) days after Tenant’s receipt thereof. This procedure shall be repeated until Landlord approves, in writing, the Final Plans and Specifications. Landlord shall not reasonably disapprove any portion of the Final Preliminary Plans and Specifications to the extent in conformance with the Preliminary Plans and Specifications previously approved by Landlord. The approved Final Plans and Specifications, as modified, shall be deemed the “Construction Documents”. Landlord agrees that the Tenant Improvements may include the items listed in the attached Exhibit A-2; provided, however, such Tenant Improvements, and the construction and installation thereof, shall be subject to all of the terms and conditions of the Amendment.

C. Miscellaneous. All deliveries of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents shall be delivered by messenger service, by personal hand delivery or by overnight parcel service. While Landlord has the right to approve the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, Landlord’s interest in doing so is to protect the Premises, the Building and Landlord’s interest. Accordingly, Tenant shall not rely upon Landlord’s approvals, and Landlord shall not be the guarantor of, nor responsible for, the adequacy and correctness or accuracy of the Preliminary Plans and Specifications, the Final Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, or the compliance thereof with applicable laws, and Landlord shall incur no liability of any kind by reason of granting such approvals.

D. Building Standard Work. The Construction Documents shall provide that the Tenant Improvements to be constructed in accordance therewith must be at least equal, in quality, to Landlord’s building standard materials, quantities and procedures then in use by Landlord.

E. Construction Agreements. Tenant hereby covenants and agrees that a provision shall be included in each and every agreement made with the Architect and the Contractor with respect to the Tenant Improvements specifying that Landlord shall be a third party beneficiary thereof, including without limitation, a third party beneficiary of all covenants, representations, indemnities and warranties made by the Architect and/or Contractor.

3. Permits. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall obtain all governmental approvals of the Construction Documents to the full extent necessary for the issuance of a building permit for the Tenant Improvements based upon such Construction Documents. Tenant at its sole cost and expense shall also cause to be obtained all other necessary approvals and permits from all governmental

Exhibit A, Page 1

agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements in accordance with the approved Construction Documents. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall undertake all steps necessary to insure that the construction of the Tenant Improvements is accomplished in strict compliance with all statutes, laws, ordinances, codes, rules, and regulations applicable to the construction of the Tenant Improvements and the requirements and standards of any insurance underwriting board, inspection bureau or insurance carrier insuring the Premises and/or the Building.

4. Construction.

A. Tenant shall be solely responsible for the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents approved by Landlord and is solely responsible for the payment of all amounts when payable in connection therewith without any cost or expense to Landlord, except for Landlord’s obligation to contribute the Tenant Improvement Allowance in accordance with the provisions of Paragraph 5 below. Tenant shall diligently proceed with the construction, installation and completion of the Tenant Improvements in accordance with the Construction Documents and the completion schedule reasonably approved by Landlord. No material changes shall be made to the Construction Documents and the completion schedule approved by Landlord without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event that, following approval of the Construction Documents by Landlord, Tenant desires to not construct any approved Tenant Improvement, then, in accordance with the immediately preceding sentence, Tenant shall revise the Construction Documents and again obtain approval thereof from Landlord, such approval not to be unreasonably withheld or delayed.

B. Tenant at its sole cost and expense (subject to the provisions of Paragraph 5 below) shall employ a licensed, insured and bonded general contractor (“Contractor”) to construct the Tenant Improvements in accordance with the Construction Documents. The construction contracts between Tenant and the Contractor and between the Contractor and subcontractors shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld or delayed. Proof that the Contractor is licensed in California, is bonded as required under California law, and has the insurance specified in Exhibit A-1, attached hereto and incorporated herein by this reference, shall be provided to Landlord at the time that Tenant requests approval of the Contractor from Landlord. Tenant shall comply with or cause the Contractor to comply with all other terms and provisions of Exhibit A-1.

C. Prior to the commencement of the construction and installation of the Tenant Improvements, Tenant shall provide the following to Landlord, all of which shall be to Landlord’s reasonable satisfaction:

(i) An estimated budget and cost breakdown for the Tenant Improvements.

(ii) Estimated completion schedule for the Tenant Improvements.

(iii) Copies of all required approvals and permits from governmental agencies having jurisdiction or authority for the construction and installation of the Tenant Improvements; provided, however, if prior to commencement of the construction and installation of Tenant Improvements Tenant has not received the electrical, plumbing or mechanical permits, Tenant shall only be required to provide Landlord with evidence that Tenant has made application therefor, and, upon receipt by Tenant of such permits, Tenant shall promptly provide Landlord with copies thereof.

(iv) Evidence of Tenant’s procurement of insurance required to be obtained pursuant to the provisions of Paragraphs 4.B and 4.G.

D. Landlord shall at all reasonable times (but subject to the terms and provisions of the Lease) have a right to inspect the Tenant Improvements (provided Landlord does not materially interfere with the work being performed by the Contractor or its subcontractors) and Tenant shall immediately cease work upon written notice from Landlord if the Tenant Improvements are not in compliance with the Construction Documents approved by Landlord. If Landlord shall give notice of faulty construction or any other deviation from the Construction Documents, Tenant shall cause the Contractor to make corrections promptly. However, neither the privilege herein granted to Landlord to make such inspections, nor the making of such inspections by Landlord, shall operate as a waiver of any rights of Landlord to require good and workmanlike construction and improvements constructed in accordance with the Construction Documents.

E. Subject to Landlord complying with its obligations in Paragraph 5 below, Tenant shall pay and discharge promptly and fully all claims for labor done and materials and services furnished in connection with the Tenant Improvements. The Tenant Improvements shall not be commenced until five (5) business days after Landlord has received notice from Tenant stating the date the construction of the Tenant Improvements is to commence so that Landlord can post and record any appropriate Notice of Non-responsibility.

F. Tenant acknowledges and agrees that the agreements and covenants of Tenant in Sections 10 and 9 of the Lease shall be fully applicable to Tenant’s construction of the Tenant Improvements; provided, however, Tenant shall not be obligated to obtain a completion bond with respect to construction of the Tenant Improvements.

G. Tenant shall maintain, and cause to be maintained, during the construction of the Tenant Improvements, at its sole cost and expense, insurance of the types and in the amounts specified in Exhibit A-1 and in Section 12 of the Lease, together with builders’ risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Tenant Improvements.

Exhibit A, Page 2

H. No materials, equipment or fixtures shall be delivered to or installed upon the Premises pursuant to any agreement by which another party has a security interest or rights to remove or repossess such items, without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

I. Landlord reserves the right to establish reasonable rules and regulations for the use of the Building during the course of construction of the Tenant Improvements, including, but not limited to, construction parking, storage of materials, hours of work, use of elevators, and clean-up of construction related debris.

J. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord the following, all of which shall be to Landlord’s reasonable satisfaction:

(i) Any certificates required for occupancy, including a permanent and complete Certificate of Occupancy issued by the City of Sunnyvale.

(ii) A Certificate of Completion signed by the Architect who prepared the Construction Documents, reasonably approved by Landlord.

(iii) A cost breakdown itemizing all expenses for the Tenant Improvements, together with invoices and receipts for the same or other evidence of payment.

(iv) Final and unconditional mechanic’s lien waivers for all the Tenant Improvements.

(v) A Notice of Completion for execution by Landlord, which certificate once executed by Landlord shall be recorded by Tenant in the official records of the County of Santa Clara, and Tenant shall then deliver to Landlord a true and correct copy of the recorded Notice of Completion.

(vi) A true and complete copy of all as-built plans and drawings for the Tenant Improvements.

As used in this Exhibit A, “Substantial Completion” shall mean Landlord’s receipt of all of the documents set forth in this Section 4.J.

5. Tenant Improvement Allowance.

A. Subject to Tenant’s compliance with the provisions of this Exhibit A, Landlord shall provide to Tenant an allowance in the amount of Three Hundred Thirty-One Thousand Sixty Dollars and 00/100 dollars and ($331,060.00) (the “Tenant Improvement Allowance”) to construct and install only the Tenant Improvements. The Tenant Improvement Allowance shall be used to design, prepare, plan, obtain the approval of, construct and install the Tenant Improvements and for no other purpose. Except as otherwise expressly provided herein, Landlord shall have no obligation to contribute the Tenant Improvement Allowance to the Tenant Improvement Costs (as defined below) unless and until the Construction Documents have been approved by Landlord and Tenant has complied with all requirements set forth in Paragraph 4.C. of this Exhibit A. In addition to the foregoing, Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a progress payment request pursuant to the terms and conditions of Section 5.B. below prior to September 30, 2008. The costs to be paid out of the Tenant Improvement Allowance shall include all reasonable costs and expenses associated with the design, preparation, approval, planning, construction and installation of the Tenant Improvements, including the items expressly set forth in Exhibit A-2, (the “Tenant Improvement Costs”), including all of the following:

(i) All costs of the Preliminary Plans and Specifications, the Final Plans and Specifications, and the Construction Documents, and engineering costs associated with completion of the State of California energy utilization calculations under Title 24 legislation:

(ii) All costs of obtaining building permits and other necessary authorizations from local governmental authorities;

(iii) All costs of interior design and finish schedule plans and specifications including as-built drawings, if applicable;

(iv) All direct and indirect costs of procuring, constructing and installing the Tenant Improvements in the Premises, including, but not limited to, the construction fee for overhead and profit and the cost of all on-site supervisory and administrative staff, office, equipment and temporary services rendered by the Contractor in connection with the construction of the Tenant Improvements; provided, however, that the construction fee for overhead and profit, the cost of all on-site supervisory and administrative staff, office, equipment and temporary services shall not exceed amounts which are reasonable and customary for such items in the local construction industry;

(v) All fees payable to the Architect and any engineer if they are required to redesign any portion of the Tenant Improvements following Tenant’s and Landlord’s approval of the Construction Documents;

(vi) Utility connection fees, if any;

(vii) Inspection fees and filing fees payable to local governmental authorities, if any;

(viii) All costs of all permanently affixed equipment and non-trade fixtures provided for in the Construction Documents, including the cost of installation; and,

(ix) A construction management fee payable to Landlord in the amount of five percent (5%) of the Tenant Improvement Allowance (the “CM Fee”).

Exhibit A, Page 3

The Tenant Improvement Allowance shall be the maximum contribution by Landlord for the Tenant Improvement Costs, and the disbursement of the Tenant Improvement Allowance is subject to the terms contained hereinbelow.

B. Except for payment of the CM Fee, and subject to Section 5.A. above, Landlord will make payments to Tenant from the Tenant Improvement Allowance to reimburse Tenant for Tenant Improvement Costs paid or incurred by Tenant. Payment of the CM Fee shall be made by means of a deduction or credit against the Tenant Improvement Allowance. All other payments of the Tenant Improvement Allowance shall be by progress payments not more frequently than once per month and only after satisfaction of the following conditions precedent: (a) receipt by Landlord of conditional mechanics’ lien releases for the work completed and to be paid by said progress payment, conditioned only on the payment of the sums set forth in the mechanics’ lien release, executed by the Contractor and all subcontractors, labor suppliers and materialmen; (b) receipt by Landlord of unconditional mechanics’ lien releases from the Contractor and all subcontractors, labor suppliers and materialmen for all work other than that being paid by the current progress payment previously completed by the Contractor, subcontractors, labor suppliers and materialmen and for which Tenant has received funds from the Tenant Improvement Allowance to pay for such work; (c) receipt by Landlord of any and all documentation reasonably required by Landlord detailing the work that has been completed and the materials and supplies used as of the date of Tenant’s request for the progress payment, including, without limitation, invoices, bills, or statements for the work completed and the materials and supplies used; and (d) completion by Landlord or Landlord’s agents of any inspections of the work completed and materials and supplies used as deemed reasonably necessary by Landlord. Except for the CM Fee payment (credit), Tenant Improvement Allowance progress payments shall be paid to Tenant within fourteen (14) days from the satisfaction of the conditions set forth in the immediately preceding sentence. The preceding notwithstanding, all Tenant Improvement Costs paid or incurred by Tenant prior to Landlord’s approval of the Construction Documents in connection with the design and planning of the Tenant Improvements by Architect shall be paid from the Tenant Improvement Allowance, without any retention, within fourteen (14) days following Landlord’s receipt of invoices, bills or statements from Architect evidencing such costs. Notwithstanding the foregoing to the contrary, Landlord shall be entitled to withhold and retain five percent (5%) of the Tenant Improvement Allowance or of any Tenant Improvement Allowance progress payment until the date that is thirty (30) days after Substantial Completion.

C. Landlord shall not be obligated to pay any Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention if on the date Tenant is entitled to receive the Tenant Improvement Allowance progress payment or the Tenant Improvement Allowance retention Tenant is in default of the Lease. Such payments shall resume upon Tenant curing any such default within the time periods which may be provided for in the Lease.

D. Should the total cost of constructing the Tenant Improvements be less than the Tenant Improvement Allowance, the Tenant Improvement Allowance shall be automatically reduced to the amount equal to said actual cost.

E. The term “Excess Tenant Improvement Costs” as used herein shall mean and refer to the aggregate of the amount by which the actual Tenant Improvement Costs exceed the Tenant Improvement Allowance. Tenant shall promptly pay any and all Excess Tenant Improvement Costs.

6. Termination. If the Lease is terminated prior to the date on which the Tenant Improvements are completed, for any reason due to the default of Tenant hereunder, in addition to any other remedies available to Landlord under the Lease, Tenant shall pay to Landlord as Additional Rent under the Lease, within five (5) days of receipt of a statement therefor, any and all costs incurred by Landlord and not reimbursed or otherwise paid by Tenant through the date of termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto. Subject to the provisions of Section 10.2 of the Lease, upon the expiration or earlier termination of the Lease, Tenant shall not be required to remove the Tenant Improvements it being the intention of the parties that the Tenant Improvements are to be considered incorporated into the Building.

7. Lease Provisions; Conflict. The terms and provisions of the Lease and Amendment, insofar as they are applicable, in whole or in part, to this Exhibit A, are hereby incorporated herein by reference. In the event of any conflict between the terms of the Lease and Amendment and this Exhibit A, the terms of this Exhibit A shall prevail. Any amounts payable by Tenant to Landlord hereunder shall be deemed to be Additional Rent under the Lease and, upon any default in the payment of same, Landlord shall have all rights and remedies available to it as provided for in the Lease and Amendment.

Exhibit A, Page 4

Exhibit A-1

Construction Insurance Requirements

Before commencing work, the contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.

A. Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $100,000 each accident for bodily injury by accident and $100,000 each employee for bodily injury by disease with a $500,000 policy limit, covering each and every worker used in connection with the contract work.

B. Comprehensive General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and Personal Injury Liability	$2,000,000/each occurrence
$3,000,000/aggregate

* Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work.

Coverage should include protection for Explosion, Collapse and Underground Damage.

C. Comprehensive Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property	$1,000,000/each occurrence
Damage Liability	$2,000,000/aggregate

This insurance will apply to all owned, non-owned or hired automobiles to be used by the Contractor in the completion of the work.

D. Umbrella Liability Insurance in a minimum amount of five million dollars ($5,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the liability coverages outlined in Paragraphs B and C.

E. Equipment and Installation coverages in the broadest form available covering Contractor’s tools and equipment and material not accepted by Tenant. Tenant will provide Builders Risk Insurance on all accepted and installed materials.

All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the state of California, (2) provide that no cancellation, non-renewal or material modification shall be effective without thirty (30) days prior written notice provided to Landlord, (3) provide no deductible greater than $15,000 per occurrence, (4) contain a waiver to subrogation clause in favor of Landlord, and its partners and lenders, and (5) comply with the requirements of Sections 12.2, 12.3 and 12.4 of the Lease to the extent such requirements are applicable.

Exhibit A-1

Exhibit A-2

Tenant Improvements

Subject to the terms and conditions of the Amendment, Tenant Improvements may include the following (to be described in detail in the Preliminary Plans and Specifications):

1.	Expansion of the existing shower facilities in the Premises to include complete bathroom facilities.

2.	Installation of new conduit in the cement flooring of the conference rooms for the purpose of running voice, data, and power cabling.

Exhibit A-2

Addendum 1

Option to Extend

This Option to Extend Addendum (the “Addendum”) is incorporated as part of that certain First Amendment to Lease Agreement dated July 1, 2007(the “Amendment”), by and between SUNNYVALE BUSINESS PARK I, LLC, a Delaware limited liability company, and SUNNYVALE BUSINESS PARK SUB, LLC, a Delaware limited liability company (collectively, “Landlord”), and SYNPLICITY, INC., a California corporation (“Tenant”), for the leasing of those certain premises located at 600 West California Avenue, Sunnyvale, California, as more particularly described in the Amendment (the “Premises”). The Amendment amends that certain Lease Agreement dated as of July 9, 2002, by and between Landlord (as successor-in-interest) and Tenant (the “Lease”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease and the Amendment.

1. Grant of Extension Option. Subject to the provisions, limitations and conditions set forth in Paragraph 5 below, Tenant shall have an option (“Option”) to extend the Extended Term for five (5) years (the “Second Extended Term”).

2. Tenant’s Option Notice. Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Option (the “Option Notice”). If Landlord does not receive the Option Notice from Tenant on a date which is neither more than Two Hundred Seventy (270) days nor less than One Hundred Eighty (180) days prior to the end of the Extended Term, all rights under this Option shall automatically terminate and shall be of no further force or effect. Upon the proper exercise of this Option, subject to the provisions, limitations and conditions set forth in Paragraph 5 below, the Extended Term shall be extended for the Second Extended Term.

3. Establishing the Initial Monthly Base Rent for the Second Extended Term. The initial monthly Base Rent for the Second Extended Term shall be equal to ninety-five percent (95%) of the then Fair Market Rental Rate, as hereinafter defined. As used herein, the “Fair Market Rental Rate” payable by Tenant for the Second Extended Term shall mean the Base Rent for the highest and best use for comparable space at which non-equity tenants, as of the commencement of the lease term for the Second Extended Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in other comparable buildings in the vicinity of the Building, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space, including the condition and value of existing tenant improvements in the Premises. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Second Extended Term.

If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the Second Extended Term within ten (10) days of receipt by Landlord of the Option Notice for the Second Extended Term, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least ten (10) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the Second Extended Term. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Market Rental Rate for the Second Extended Term. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate. In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be the initial monthly Base Rent for the Second Extended Term and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half ( 1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the Second Extended Term. The determination of the Fair Market Rental Rate by the third broker shall be binding upon Landlord and Tenant.

In no event shall the monthly Base Rent for any period of the Second Extended Term as determined pursuant to this Addendum, be less than the highest monthly Base Rent charged during the Extended Term. Upon determination of the initial monthly Base Rent for the Second Extended Term pursuant to the terms outlined above, Landlord and Tenant shall immediately execute an amendment to the Lease. Such lease amendment shall set forth among other things, the initial monthly Base Rent for the Second Extended Term and the actual commencement date and expiration date of the Second Extended Term. Tenant shall have no other right to further extend the initial term of the Lease under this Addendum unless Landlord and Tenant otherwise expressly agree in writing.

4. Condition of Premises and Brokerage Commissions for the Second Extended Term. If Tenant timely and properly exercises this Option, in strict accordance with the terms contained herein: (1) Tenant shall accept the Premises in its then “As-Is” condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises; and (2) Tenant hereby agrees that it will be solely responsible for any and all brokerage commissions and finder’s fees payable to any broker now or hereafter procured or hired by Tenant or who otherwise claims a commission based on any act or statement of Tenant (“Tenant’s Broker”) in connection with the Option. Tenant hereby further agrees that Landlord shall in no event or circumstance be responsible for the payment of any such commissions and fees to Tenant’s Broker, and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs.

5. Limitations On, and Conditions To, Extension Option. This Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease. At Landlord’s option, all rights

Addendum 1, Page 1

of Tenant under this Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur: (1) Tenant has been in default at any time during the initial term of the Lease beyond all applicable notice and cure periods, or is in default of any provision of the Lease on the date Landlord receives the Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises; and/or (3) the net profits and financial condition of Tenant are not reasonably adequate and sufficient in relation to the then remaining obligations of Tenant under this Lease as reasonably determined by Landlord; and/or (4) Tenant has failed to exercise properly this Option in a timely manner in strict accordance with the provisions of this Addendum; and/or (5) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6. Time is of the Essence. Time is of the essence with respect to each and every time period set forth in this Addendum.

Addendum 1, Page 2

Addendum 2

Right of First Offer

This Addendum 2 (the “ROFO Addendum”) is incorporated as a part of that certain First Amendment to Lease Agreement dated July 1, 2007 (the “Amendment”), by and between SUNNYVALE BUSINESS PARK I, LLC, a Delaware limited liability company, and SUNNYVALE BUSINESS PARK SUB, LLC, a Delaware limited liability company (collectively, “Landlord”), and SYNPLICITY, INC., a California corporation (“Tenant”), for the leasing of those certain premises located at 600 West California Avenue, Sunnyvale, California, as more particularly described in the Amendment (the “Premises”). The Amendment amends that certain Lease Agreement dated as of July 9, 2002, by and between Landlord (as successor-in-interest) and Tenant (the “Lease”). Any capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms as set forth in the Lease and the Amendment.

1. Right of First Offer. During the Extended Term, Tenant shall have a recurring right of first offer (“First Offer Right”) to lease the remainder of the space within the Building not currently leased by Tenant (the “First Offer Space”) which may become available for lease as provided hereinbelow as determined by Landlord. For purposes hereof, the First Offer Space shall become available for lease to Tenant immediately prior to the time Landlord intends to submit to a third party a bona fide proposal or letter of intent to lease all or any portion of the First Offer Space. Notwithstanding anything herein to the contrary, Tenant’s First Offer Right set forth herein shall be subject and subordinate to all expansion, first offer and similar rights currently set forth in any lease which has been executed as of the date of execution of this Amendment, as such leases may be modified, amended or extended (collectively, the “Superior Rights”).

2. Terms and Conditions. Landlord shall give Tenant written notice (the “First Offer Notice”) that the First Offer Space will or has become available for lease by Tenant as provided above (as such availability is determined by Landlord) pursuant to the terms of Tenant’s First Offer Right, as set forth in this ROFO Addendum, provided that no holder of Superior Rights desires to lease all or any portion of the First Offer Space. Any such Landlord’s First Offer Notice delivered by Landlord in accordance with the provisions of Section 1 above shall set forth the terms upon which Landlord would lease the First Offer Space to Tenant, including, without limitation (i) the anticipated date upon which the First Offer Space will be available for lease by Tenant and the commencement date therefor, (ii) the Base Rent payable for the First Offer Space, which shall be equal to the then Fair Market Rental Rate for the First Offer Space (as defined in this Section 2 below and as determined by Landlord), and (iii) the term of the lease for the First Offer Space which shall in all events be coterminous with the Term of the Lease for the original Premises. As of the commencement of the First Offer Space term, Landlord shall deliver to Tenant possession of the First Offer Space in its then existing condition and state of repair, “AS IS”, without any obligation of Landlord to remodel, improve or alter the First Offer Space, to perform any other construction or work of improvement upon the First Offer Space, or to provide Tenant with any construction or refurbishment allowance. Tenant acknowledges that no representations or warranties of any kind, express or implied, respecting the condition of the First Offer Space, Building, or Park have been made by Landlord or any agent of Landlord to Tenant, except as expressly set forth herein. Tenant further acknowledges that neither Landlord nor any of Landlord’s agents, representatives or employees have made any representations as to the suitability or fitness of the First Offer Space for the conduct of Tenant’s business, or for any other purpose. Any exception to the foregoing provisions must be made by express written agreement signed by both parties. As used herein, the “Fair Market Rental Rate” payable by Tenant for the First Offer Space shall mean the Base Rent for the highest and best use for comparable space at which non-equity tenants, as of the commencement of the lease term for the First Offer Space, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the First Offer Space for a comparable term, which comparable space is located in the Building and in other comparable first-class buildings in the vicinity of the Building, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space for the lease term for the First Offer Space, including the condition and value of existing tenant improvements in the First Offer Space. The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period the First Offer Space will be covered by the Lease and the Amendment.

3. Procedure for Acceptance. On or before the date which is fourteen (14) days after Tenant’s receipt of Landlord’s First Offer Notice (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall have the right to elect either to: (i) lease the entire First Offer Space described in the First Offer Notice upon the terms set forth in the First Offer Notice; or (ii) refuse to lease such First Offer Space identified in the First Offer Notice. If Tenant does not respond in writing to Landlord’s First Offer Notice by the Election Date, Tenant shall be deemed to have elected not to lease the First Offer Space. If Tenant elects or is deemed to have elected not to lease the First Offer Space, then Landlord shall thereafter have the right to lease all or any portion of such First Offer Space to anyone to whom Landlord desires on any terms Landlord desires. Tenant’s First Offer Right as set forth in this ROFO Addendum shall be continuous throughout the Term, and, if not exercised with respect to any particular First Offer Notice, shall be applicable to each subsequent occasion that the First Offer Space becomes available for lease (as determined by Landlord).

4. Determination of First Offer Space Fair Market Rent. If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the First Offer Space within ten (10) days of receipt by Landlord of Tenant’s Election Notice for the First Offer Space, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter “broker”) with at least ten (10) years’ full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the First Offer Space. If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall set the Fair Market Rental Rate for the First Offer Space. If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate. In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall

Addendum 2, Page 1

automatically be the initial monthly Base Rent for the First Offer Space and shall be binding upon Landlord and Tenant. If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last day the two (2) brokers are given to set the Fair Market Rental Rate. If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days’ written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph. Landlord and Tenant each shall bear one-half ( 1/2) of the cost of appointing the third broker and of paying the third broker’s fee. The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant. Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the First Offer Space. The determination of the Fair Market Rental Rate by the third broker shall be binding upon Landlord and Tenant.

5. Lease of First Offer Space. If Tenant timely exercises this First Offer Right as set forth herein, Tenant shall provide Landlord a non-refundable deposit, equivalent to the last month’s Base Rent for the First Offer Space and the parties shall have ten (10) business days after Landlord receives Tenant’s Election Notice and deposit from Tenant in which to execute an amendment to the Lease adding such First Offer Space to the Premises on all of the terms and conditions as applicable to the initial Premises, as modified to reflect the terms and conditions as set forth in Landlord’s First Offer Notice. Upon full execution of an amendment for the First Offer Space, the non-refundable deposit shall be credited toward Base Rent or the security deposit for the First Offer Space, as agreed between the parties. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its First Offer Right provided herein, if at all, with respect to all of the space offered by Landlord to Tenant in Landlord’s First Offer Notice at any particular time, and Tenant may not elect to lease only a portion thereof.

6. Limitations on, and Conditions to, First Offer Right. Notwithstanding anything in the foregoing to the contrary, at Landlord’s option, and in addition to all of Landlord’s remedies under this Lease, at law or in equity, the First Offer Right hereinabove granted to Tenant shall not be deemed to be properly exercised if any of the following individual events occur or any combination thereof occur:(i) at any time Tenant has been in default of the performance of any of the covenants, conditions or agreements to be performed under the Lease or the Amendment beyond all applicable notice and cure periods; and/or (ii) on the scheduled commencement date for Tenant’s lease of the First Offer Space, Tenant is in default under the Lease or the Amendment; and/or (iii) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises; and/or (iv) Tenant’s financial condition is unacceptable to Landlord at the time Tenant’s Election Notice is delivered to Landlord; and/or (v) Tenant has failed to exercise properly this First Offer Right in a timely manner in strict accordance with the provisions of this ROFO Addendum; and/or (vi) Tenant no longer has possession of all or any part of the Premises under the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease. Tenant’s First Offer Right to lease the First Offer Space is personal to the original Tenant executing this Amendment, and may not be assigned or exercised, voluntarily or involuntarily, by or to, any person or entity other than the original Tenant, and shall only be available to and exercisable by the Tenant when the original Tenant is in actual and physical possession of the entire Premises.

7. Brokers. Tenant hereby agrees that it will solely be responsible for any and all brokerage commissions and finder’s fees payable to any broker in connection with any of the First Offer Space described herein and Tenant shall indemnify, defend and hold Landlord free and harmless against any liability, claim, judgment, or damages with respect thereto, including attorneys’ fees and costs.

Addendum 2, Page 2